AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1996
                                                      REGISTRATION NO. 33-______
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              GARDEN BOTANIKA, INC.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

         WASHINGTON                                       91-1464962
(STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

8624 154TH AVENUE N.E., REDMOND, WASHINGTON               98052
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                  (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER,
INCLUDING AREA CODE:                                      (206) 881-9603

      GARDEN BOTANIKA, INC. 1992 COMBINED INCENTIVE AND NONQUALIFIED STOCK
           OPTION PLAN; OPTION AND SEVERANCE AGREEMENT BY AND BETWEEN
          GARDEN BOTANIKA AND JOHN GARRUTO DATED OCTOBER 30, 1995; AND
      GARDEN BOTANIKA, INC. 1996 DIRECTORS' NONQUALIFIED STOCK OPTION PLAN

                            (FULL TITLE OF THE PLAN)

                              MYRON E. KIRKPATRICK
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             8624 154TH AVENUE N.E.
                            REDMOND, WASHINGTON 98052
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (206) 881-9603
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE

======================================================================================
                                    PROPOSED MAXIMUM       PROPOSED
        TITLE OF                     OFFERING PRICE         MAXIMUM        AMOUNT OF
       SECURITIES     AMOUNT TO BE        PER              AGGREGATE      REGISTRATION
    TO BE REGISTERED   REGISTERED      SHARE (1)      OFFERING PRICE (1)    FEE (1)
- --------------------------------------------------------------------------------------
      COMMON STOCK      487,202
     $.01 PAR VALUE      SHARES          $16.50           $6,442,094       $2,221.43
======================================================================================

 (1) THE PROPOSED MAXIMUM OFFERING PRICE PER SHARE, PROPOSED MAXIMUM AGGREGATE OFFERING PRICE AND THE REGISTRATION FEE WERE CALCULATED IN ACCORDANCE WITH RULE 457(H) UNDER THE SECURITIES ACT OF 1933 BASED UPON (I) OUTSTANDING OPTIONS TO PURCHASE UP TO 285,955 SHARES EXERCISABLE AT AN AVERAGE PRICE OF $10.92 PER SHARE, AND (II) 201,247 SHARES REPRESENTED BY OPTIONS NOT CURRENTLY OUTSTANDING HAVING A DEEMED EXERCISE PRICE OF $16.50 PER SHARE, REPRESENTING THE AVERAGE OF THE HIGH AND LOW PRICES FOR GARDEN BOTANIKA, INC. COMMON STOCK ON JULY 19, 1996, AS QUOTED BY THE NATIONAL ASSOCIATION OF SECURITIES DEALERS AUTOMATED QUOTATION NATIONAL MARKET SYSTEM.


                               PAGE 1 OF 18 PAGES

                     EXHIBIT INDEX IS LOCATED ON PAGE II-5.

                             Garden Botanika, Inc.
                             Cross Reference Sheet
                 Showing Location in Prospectus of Information
                    Required by Items in Part I of Form S-3


1.  Forepart of Registration Statement and Outside Front                   Outside Front Cover Page
    Cover of Prospectus

2.  Inside Front and Outside Back Cover Pages of Prospectus                Inside Front Cover Page; Outside Back
                                                                           Cover Page; Additional Information

3.  Summary Information Risk Factors and Ration of                         Outside Front Cover Page; Risk Factors
    Earnings to Fixed Charges

4.  Use of Proceeds                                                        Use of Proceeds

5.  Determination of Offering Price                                        Plan of Distribution; Price Range of Shares
                                                                           and Distribution History

6.  Dilution                                                               Not Applicable

7.  Selling Security-Holders                                               Selling Shareholders

8.  Plan of Distribution                                                   Plan of Distribution

9.  Description of Securities to be Registered                             Not Applicable

10. Interests of Named Experts and Counsel                                 Legal Matters; Experts

11. Material Changes                                                       Not Applicable

12. Incorporation of Certain Information by Reference                      Documents Incorporated by Reference

13. Disclosure of Commission Position on Indemnification                   Liability and Indemnification of Officers
    For Securities Act Liabilities                                         and Directors of the Company

                             [GARDEN BOTANIKA LOGO]

                                  7,043 Shares
                                Garden Botanika

                                  Common Stock

                                  ------------

         Garden Botanika, Inc. ("Garden Botanika" or the "Company") is a rapidly growing retailer of high-quality, reasonably priced personal care products. The Company's proprietary products encompass such categories as skin care, color cosmetics, fragrances, bath and body care and related accessories and gifts. Garden Botanika develops its branded products and distributes them for sale through its 182 Company-owned and -operated specialty retail stores in 34 states nationwide and the Company's catalog. The Company's principal executive offices are located at 8624 154th Avenue N.E., Redmond, Washington 98052, and its telephone number at that location is (206) 881-9603.

         All of the shares of the Company's Common Stock offered hereby (the "Shares") are being sold by various shareholders of the Company (the "Selling Shareholders"). For information regarding the Selling Shareholders and the plan of distribution of the Shares, see "Selling Shareholders" and "Plan of Distribution."

         The Company's Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "GBOT." On July 19, 1996, the last reported sale price of the shares on Nasdaq was $16.125. See "Price Range of Shares and Distribution History."

         Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or after the dates as of which information is set forth herein. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities to which this Prospectus relates in any jurisdiction to any person to whom it is unlawful to make such or solicitation in such jurisdiction.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                 The date of this Prospectus is July 22, 1996.

                             AVAILABLE INFORMATION

         Garden Botanika is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the Shares being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in the Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document previously filed with the Commission, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereof may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained form such office upon the payment of prescribed fees.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing any of the Shares offered hereby.

HISTORICAL NET LOSSES

         During the last three fiscal years, the Company incurred net losses of $2.4 million, $1.4 million and $1.7 million. As of the end of fiscal 1995, the Company had an accumulated deficit of $9.1 million. The Company may report a net loss in fiscal 1996, and there can be no assurance that the Company will generate profits in future periods. The Company's future operating results will depend upon a number of factors, particularly the performance of its existing and new stores as each class matures; the ability of the Company to manage its planned rapid store expansion and to successfully identify and respond to emerging trends in the personal care products industry; the level of competition; and general economic conditions.

AGGRESSIVE GROWTH STRATEGY

         The Company opened its first store in August 1990 and currently operates 182 stores. The Company intends to continue to pursue an aggressive growth strategy for the foreseeable future, and its future operating results will depend, in large part, on its ability to open new stores on a timely basis and enter markets and distribution channels in which it has no previous experience. The Company, which has never opened more than 66 stores in any one fiscal year, currently plans to open approximately 100 additional stores in fiscal 1996 and approximately 120 stores in fiscal 1997, resulting in a significant increase in the number of stores operated. The company's net investment to open a new store averaged approximately $267,000 for the 66 stores opened in fiscal 1995. The Company expects that the average cost to open a new store during fiscal 1996 will decline materially due to cost reductions associated with bringing certain lease acquisition and store design functions in-house and to an expected general increase in the level of lessor construction allowances. There can be no assurance, however, that such cost reductions will occur. Because the Company will be expanding into geographic markets in which it has no previous operating experience, it may face competitive challenges that are different from those encountered to date. The Company's expansion plans include, in addition to mall locations in which it has substantial historical experience, the possibility of larger mall-based stores with different product assortments and street-front shops in residential neighborhoods as well as other less-traditional retail locations, that will involve different risks than the Company's current mall-based activities. There can be no assurance that the Company will successfully be able to open the planned number of new stores, enter new geographic markets or open in non-mall locations.

         The Company's future operating results will also depend on its ability to operate its new and existing stores in a profitable manner. The profitability of the Company's stores is dependent on a number of factors, including the Company's ability to (i) secure suitable store sites on a timely basis and on satisfactory terms; (ii) integrate its new stores into its existing operations;
(iii) manage operating expenses; (iv) manage its growth effectively; and (v) secure adequate capital resources on acceptable terms. The Company's future operating results will also depend on many other factors that are beyond the Company's control, including the level of mall traffic and general economic conditions affecting consumer confidence and spending. The Company expects to open new stores in certain markets in which it is already operating, which could adversely affect sales at existing stores. There can be no assurance that the Company's stores will achieve targeted sales and profitability levels in the future.

         Of the Company's 182 stores, 80 stores, or 44 %, have been open less than one year and 143 stores, or 79%, have been open less than two years. Consequently, the results achieved by these stores to date may not be indicative of future results for these stores or for other new stores. Although the sales and profitability of each existing class of the Company's stores have improved as the class has matured, there can be no assurance that future store classes will experience similar results.

         In fiscal 1996, the Company plans to introduce a greater number of new products on a more frequent basis than it has in the past. The costs associated with new product introductions, including costs associated with advertising and marketing expenses, are expected to increase significantly. For example, the Company's advertising and marketing expenses for product launch signage and direct-mail new product announcements are expected to be approximately $700,000 in fiscal 1996, compared to similar expenses of approximately $30,000 incurred in fiscal 1995. There can be no assurance that the sales of new products will justify the costs associated with their development and marketing.

ABILITY TO MANAGE GROWTH

         In order for the Company to expand successfully, management will be required to anticipate the changing demands of the Company's growing operations and to adapt systems and procedures accordingly. There can be no assurance that the Company will anticipate all of the changing demands that its expanding operations will impose on such systems. The Company has recently hired several key officers and employees to supplement its management team. To support the rapid growth in the number of its stores, the company will be required to hire and train a greater number of store managers and sales associates than it has in the past, and there can be no assurance that the training and supervision of a large number of new employees will not adversely affect the performance of the company's stores or the high standards that the Company seeks to maintain in such stores. To enhance its new product development efforts, the Company acquired its first direct manufacturing capability n October 1995. The Company's future success will depend, in part, on its ability to integrate new individuals and capabilities, as well as others, into its operations as it expands in the future, and there can be no assurance that the company will be able to achieve such integration. The Company recently completed relocating its distribution and fabrication facilities into a single larger facility. Following the expiration of the lease term for this facility in the summer of 1997, the Company intends to establish a build-to-suit distribution facility which could be expanded in the future to meet the Company's needs as they grow. The relocation and expansion of its distribution facilities in 1997 could cause delays or interruptions in the normal supply of inventory. The Company will also need to continually evaluate the adequacy of its management information systems, including its inventory control and distribution systems. Failure to upgrade its information systems or unexpected difficulties encountered with these systems during expansion could adversely affect the Company's business, financial condition and operating results. See "Risk Factors -- Reliance on Single Management Information Systems Vendor."

         The Company's growth also places significant pressures on its inventory controls. In fiscal 1995, the Company experienced inventory shrinkage higher than its historical rate. Through use of an independent inventory service, the Company expects to conduct partial physical inventories on a quarterly basis in fiscal 1996 and to upgrade its inventory control systems. In addition, subject to adjustment for results of future physical inventories, the Company will reserve for inventory shrinkage in fiscal 1996 at the actual rate experienced in fiscal 1995. There can be no assurance, however, that the Company's inventory shrinkage rate will not increase as the Company continues to grow and introduce new products.

         The Company believes that cash generated from its recent initial public offering, from anticipated bank borrowings under its working capital credit facility and from operations will be sufficient to satisfy its currently anticipated working capital and capital expenditure requirements through fiscal 1997. However, in connection with its aggressive growth strategy, the Company will incur significant inventory and capital expenditure and preopening costs. The Company may be required to seek additional sources of funds for such expansion, and there can be no assurance that such funds will be available on satisfactory terms. Failure to obtain such financing could delay or prevent the Company's planned expansion, which could adversely affect the Company's business, financial condition and operating results.

SEASONALITY AND QUARTERLY FLUCTUATIONS

         The Company has experienced, and expects to continue to experience, substantial seasonal fluctuations in its sales and operating results, which is typical of many mall-based specialty retailers. Historically, a disproportionate amount of the Company's retail sales, ranging from approximately 45% to 50% of annual net sales, and all of its profits have been realized during its fourth fiscal quarter. The Company expects this pattern to continue during the current fiscal year and anticipates that in subsequent years the fourth quarter will continue to contribute disproportionately to its operating results, particularly during November and December. In anticipation of increased sales activity during the fourth quarter, the Company incurs significant additional expenses, including the hiring of a substantial number of temporary employees to supplement its permanent store staff. If, for any reason, the Company's sales were to fall below its expectations during November and December, the Company's business, financial condition and annual operating results would be adversely affected. The Company's quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including, among other things, the timing of new store openings, net sales contributed by new stores, increases or decreases in comparable store sales, adverse weather conditions, shifts in the timing of holidays and changes in the Company's product mix. Primarily as a result of the increasing number of recently opened stores and new product initiatives, the Company experienced a larger net loss in its first quarter of fiscal 1996 as compared to the prior fiscal year and anticipates a larger comparable net loss in each of its second and third quarters of fiscal 1996.

FLUCTUATIONS IN COMPARABLE STORE SALES RESULTS

         A variety of factors affect the Company's comparable store sales results, including, among others, general economic conditions, the retail sales environment, timing of promotional events, including the mailing of the Company's catalogs, new product introductions and the Company's ability to execute its business strategy efficiently. The Company's comparable store sales increases were 20%, 33% and 17% for fiscal 1993, 1994 and 1995, respectively. The Company expects comparable store sales to increase at a significantly lower rate than in the past. The Company's comparable store sales results have also fluctuated significantly in the past and are expected to continue to fluctuate in the future. For example, the comparable store sales increase in February, March, April, May and June of 1996 were 2%, 13%, 13%, 3% and 2%, respectively, compared to 7%, 13% and 9% in the third and fourth quarters of fiscal 1995 and the first quarter of fiscal 1996, respectively. There can be no assurance that comparable store sales for any particular period will not decrease in the future. Following this offering, the Company's comparable store sales results could cause the price of the Common Stock to fluctuate substantially.

GENERAL ECONOMIC CONDITIONS

         The success of the Company's operations depends to a significant extent upon a number of factors relating to discretionary consumer spending. These factors include economic conditions such as employment, business conditions, interest rates and taxation, as well as the ability of mall anchors and other tenants to generate customer traffic in the vicinity of the Company's stores. The Company's business is also sensitive to consumer spending patterns and customer preferences. There can be no assurance that consumer spending and customer traffic will not be adversely affected by general social trends and economic conditions, thereby impacting the Company's growth, net sales and profitability. For example, the Company's sales, and sales in the retail industry generally, were lower than expected ruing the 1995 holiday season. If the demand for personal care products and related merchandise were to decline, the Company's business, financial condition and operating results could also be adversely affected.

COMPETITION

         The personal care, makeup and fragrance businesses are highly competitive. The Company's products compete directly against personal care, makeup, fragrance and other functionally similar products sold through a variety of retail channels, including department stores, mass merchants, drugstores, supermarkets, telemarketing programs, television "infomercials" and catalogs. The Company competes against a number of companies that have substantially greater resources than the Company, including better name recognition, and that sell their products through broader distribution channels than the Company. Some department stores which have historically offered personal care products at higher price points than the Company, have recently introduced less expensive product lines that may compete more directly with the Company's products. The Company also competes directly against mall-based specialty retailers of personal care products, including national and international chains. In general, there are no provisions in the Company's leases that limit or restrict competing businesses from operating in the malls in which the Company's stores are located. The number of local and regional specialty retail outlets selling personal care products has increased significantly in recent years, and the lack of significant barriers to entry may result in new competition, including possible imitators of the Garden Botanika concept. Such competition could have a material adverse effect on the Company's business, financial condition and operating results. In addition, should any of the Company's competitors reduce prices, the Company may be required to implement price reductions in order to remain competitive, which could have an adverse impact on its business, financial condition and operating results. The Company believes that success in the personal care industry depends, in part, on the regular introduction of new and attractive products. There can be no assurance, however, that the Company will continue to be able to develop such products or that if and when introduced, such products will be accepted by its customers. The Company also competes generally for store sites, and there can be no assurance that it will be able to continue to secure suitable sites on satisfactory terms.

CATALOG EXPENSES

         In the third quarter of fiscal 1994, the Company introduced its mail order catalog for Garden Botanika products. One purpose of this catalog is to increase sales at the Company's stores by advertising its products and introducing new customers to those products in geographic areas that are not yet served by the Company's stores. Initiation of the catalog resulted in additional costs to the Company and, to date, those additional costs have exceeded the additional sales directly attributable to the catalog. In fiscal 1995, the direct operating expenses of the catalog were $3.7 million. There can be no assurance that mail order sales directly attributable to the catalog will exceed its direct operating expenses. The Company seeks to expand the size of its catalog mailing list and is in the process of acquiring new names from a variety of sources. There can be no assurance, however, that the Company will be able to obtain new names in sufficient quantity or that the use of such names will successfully produce mail order sales. Postal rates, delivery charges and paper and printing costs directly affect the cost of the Company's catalog, and a significant increase in any of these expenses could adversely affect the Company's overall business, financial condition and operating results.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent upon the efforts of its key offices and employees, including Michael W. Luce, President, Chief Executive Officer and a director; Arlee J. Jensen, Senior Vice President -- Merchandising and Marketing;
C. Michael Fisher, Senior Vice President -- Operations; and John A. Garruto, Vice President -- Research and Product Development. Although the Company has employment agreements with certain key officers, the loss of any of these individuals could adversely affect the Company's business, financial condition and operating results. The Company has obtained insurance on the lives of Mr. Luce and Ms. Jensen in the amounts of $1.5 million and $1.0 million, respectively. There can be no assurance that the Company's existing management team will be able to manage the Company's growth or that the Company will be able to motivate, attract and retain key employees and qualified personnel in the future.

RELIANCE ON SINGLE MANAGEMENT INFORMATION SYSTEMS VENDOR

         The Company currently relies on a single outside vendor for the software and day-to-day support that form the basis of the Company's management information, distribution and financial systems. The Company believes that this outside vendor has sufficient experience and commitment to its product lines to be relied upon for continued support in developing, testing and implementing systems and controls that are adequate to support the Company's store expansion plans and its distribution and financial systems. The Company and its information systems vendor are contemplating upgrades of Garden Botanika's systems in areas relating to manufacturing, inventory control and distribution in the current fiscal year. The introduction of new capabilities can be expected to require additional management time and/or result in delays or complications before the upgrades are completed. In addition, the Company may have little control, apart from changing vendors, over the level of systems maintenance and support it receives. In the event it were to change information systems vendors, the Company could experience unforeseen delays or interruptions in its access to information. Such problems, were they to occur, could adversely affect the Company's business, financial condition and operating results.

CONCENTRATION OF SUPPLIERS AND FOREIGN SOURCING

         In fiscal 1995, approximately 55% of the Company's purchases of raw materials, finished product, packaging and other supplies were obtained from the Company's nine largest suppliers, with the Company's largest supplier accounting for approximately 12% of such purchases. With the exception of certain packaging orders, the Company has no long-term purchase contracts or other contractual assurance of continued supply, pricing or access to new products. The inability or failure of one or more key vendors to supply merchandise, the loss of one or more principal vendors or a material change in the Company's purchase terms could have a material adverse effect on the Company's business, financial condition and operating results. There can be no assurance that the Company will be able to acquire desired materials in sufficient quantities on acceptable terms in the future.

         In fiscal 1995, a significant portion of the Company's merchandise purchases originated from independent foreign manufacturers, located primarily in the far East and Canada, and some of its domestic vendors imported a substantial portion of their merchandise from abroad. The Company's operations may be adversely affected by political instability resulting in disruption of trade from the foreign countries in which the Company's contractors and suppliers are located; existing or potential duties, tariffs or quotas that may limit the quantity of certain types of goods that may be imported into the United States; and any significant fluctuation in the value of the dollar against foreign currencies.

REGULATION AND POTENTIAL CLAIMS

         The Company's advertising and product labeling practices are subject to regulation by the Federal Trade Commission, and its cosmetic manufacturing practices are subject to regulation by the Food and Drug Administration (the "FDA"), as well as various other federal, state and local regulatory authorities. Compliance with federal, state and local laws and regulations, including laws and regulations pertaining to the protection of the environment, has not had, and is not anticipated to have, a material adverse effect on the competitive position of the Company. Nonetheless, federal, state and local regulations in the United States that are designed to protect consumers or the environment have had, and can be expected to have, an increasing influence on product claims, manufacturing, contents and packaging. In addition, if the Company were to expand its manufacturing capabilities to include over-the-counter drug ingredients, it would become subject to FDA registration and a higher degree of inspection and greater burden of regulatory compliance than at present. The nature and use of personal care products could give rise to product liability claims if one or more of Garden Botanika's customers were to suffer adverse reactions following use of its products. Such reactions could be caused by various factors, many of which are beyond the Company's control, including hypoallergenic sensitivity and the possibility of malicious tampering with the Company's products. In the event of such an occurrence, the Company could incur substantial litigation expense, receive adverse publicity and suffer a loss of sales.

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS

         The Company's directors, executive officers and their affiliates own, in the aggregate, approximately 18% of the Company's outstanding shares of Common Stock. As a result, these shareholders, acting together, would be able to significantly influence many matters requiring approval by the shareholders of the Company, including the election of directors.

SHARES ELIGIBLE FOR FUTURE SALE

         The sale of a substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. Approximately 21,700 shares are currently eligible for sale in the public market in accordance with Rule 144(k), and approximately 18,100 shares are eligible for sale in accordance with Rules 144 and 701. In addition, approximately 92,900 and 2,953,100 shares will be eligible for sale beginning September 19, 1996 and November 18, 1996, respectively, upon the expiration of lock-up agreements and subject to the provisions of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). As of July 22, 1996, options to purchase approximately 18,228 shares of Common Stock not subject to lock-up agreements were vested and eligible for sale pursuant to an effective registration statement filed by the Company on Form S-8 in connection with this offering. In addition, certain existing shareholders possess registration rights with respect to shares of Common Stock.

LACK OF PRIOR PUBLIC MARKET AND VOLATILITY OF STOCK PRICE

         Prior to May of 1996, there had been no public market for the Common Stock, and there can be no assurance that an active trading market will be sustained. The market price of the Common Stock has been, and may continue to be, subject to significant fluctuations in response to the Company's operating results and other factors. In addition, the stock market in recent years experienced extreme price and volume fluctuations that often have been unrelated to or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock. See "Price Range of Shares and Distribution History."

ANTITAKEOVER CONSIDERATIONS

         The Company's Board of Directors has the authority, without shareholder approval, to issue up to 10,000,000 shares of Preferred Stock and the fix the rights and preferences thereof. This authority, together with certain provisions in the Company's Articles of Incorporation, may have the effect of making it more difficult for a third party to acquire, or discouraging a third part from attempting to acquire, control of the Company even if shareholders purchasing shares in this offering may consider such a change in control to be in their best interests. In addition, Washington law contains certain provisions that may have the effect of delaying, deterring, or preventing a hostile takeover of the Company.


                              SELLING SHAREHOLDERS

         The table below sets forth certain information concerning the Selling Shareholders. From time to time since July of 1994, the Company has issued shares of Common Stock to employees or former employees upon their exercise of vested options under the terms of the Company's 1992 Combined Incentive and Nonqualified Stock Option Plan (the "Plan"). All of the Selling Shareholders received their shares as a result of exercising options they received while they were employed by the Company. Some of the Selling Shareholders held material positions while employed by the Company or currently hold such positions. Specifically, Mr. Schlesinger served as the Company's Director of Stores from June 1991 to August 1994; Ms. Emkes served as the Company's Controller and Director of Accounting from December 1990 to December 1994, which position was filled by Ms. Hoffman from December 1994 to January 1996. Aileen Protzmann was employed as the Company's Western Regional Manager from January 1995 to March 1995, and Susanne Schoeller was the Company's Director of Marketing from March 1993 to April 1994. Ms. Johnson is currently the Company's Western Leasing Manager. The other Selling Shareholders served as District Managers, where they were each responsible for supervising a number of retail stores.


                           Number of Shares   Number of Shares to   Number of Shares to
                            Owned Prior to    be Sold under this    be Owned after this
        Name                   Offering           Prospectus             Offering
        ----                   --------           ----------             --------
Kelly J. Brewer                     7                    7                  0
Jane Emkes                      2,033                2,033                  0
Krista Fox                         25                   25                  0
Lindsey Hoffman                 1,332                1,332                  0
Kimberly Hutchinson                63                   63                  0
Nancy Johnson                     317                  317                  0
Aileen Protzmann                  216                  216                  0
Paul Schlesinger                1,144                1,144                  0
Susanne Schoeller               1,906                1,906                  0

                                USE OF PROCEEDS

         All of the Shares offered hereby are being sold by the Selling Shareholders; the Company will receive none of the proceeds from the sale of the Shares offered by this Prospectus. However, pursuant to the terms of the Plan, the Company previously issued a total of 7,043 shares to the Selling Shareholders for an aggregate consideration of $68,275. The proceeds from the prior sale of these Shares was used for general corporate purposes prior to the Company's initial public offering. The Shares are being registered at this time as an accommodation to the Company's prior employees to provide liquidity for their investment.


                              PLAN OF DISTRIBUTION

         The Company has advised the Selling Shareholders that they may sell the Shares described in this Prospectus from time to time in transactions effected by or through registered broker-dealers, in independent negotiated transactions, or otherwise. All Shares covered by this Prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders will pay any and all fees, commissions and expenses associated with the sale of their Shares.


                 PRICE RANGE OF SHARES AND DISTRIBUTION HISTORY

         The Company's Common Stock has been listed on The Nasdaq Stock Market since May 22, 1996 under the symbol GBOT. On July 19, 1996, the last reported sale price of the Common Stock on Nasdaq was $16.125. The following table sets forth the high and low closing price for the fiscal period indicated as reported by Nasdaq. The Company has not paid any dividends since inception.


         1996                                High               Low
         ----                                ----               ---
         May 22 through July 19              $35.00             $11.50


                              RECENT DEVELOPEMENTS

         No material changes in the Company's affairs have occurred since the end of the fiscal year to which the 1994 Form 10-K relates that have not been described in a report on Form 10-Q or Form 8-K filed under the Exchange Act.

                        LIABILITY AND INDEMNIFICATION OF
                     OFFICERS AND DIRECTORS OF THE COMPANY

         As permitted by Section 23B.08.320 of the Washington Business Corporation Act, Article 13 of the Company's Articles of Incorporation eliminates in certain circumstances the personal liability of the Company's directors to the Company or its shareholders for monetary damages resulting from their conduct as an officer or director. This provision does not eliminate the liability of directors for (i) acts or omissions that involve intentional misconduct or a knowing violation of law, (ii) improper declarations of dividends, or (iii) transactions from which a director received an improper personal benefit.

         The Company's Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by Washington law, including under circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. The Company has obtained officers' and directors' liability insurance for members of its Board of Directors and key employees.


                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Heller, Ehrman, White & McAuliffe, Seattle, Washington.


                                    EXPERTS

         The consolidated financial statements included in the Company's Registration Statement on Form S-1, amended, and the Company's final prospectus dated May 22, 1996 and filed under Rule 424 in relation thereto, which have been incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The documents listed in (a) through (c) below are incorporated by reference in this Prospectus.

         (a) The Company's Registration Statement on Form S-1, amended; the Company's final prospectus dated May 22, 1996 and filed under Rule 424 in relation thereto; and the Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996, filed pursuant to Section 13(a) of the Exchange Act.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Form 10-K referred to in (a) above.

         (c) The description or the Company's securities contained in a registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the common stock pursuant to the Plans described herein shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except a so modified or superseded, to constitute a part of this Prospectus.

         In addition, copies of the following documents are available from the Company, without charge, upon written or oral request:

         (a) All documents containing the Plan information that constitutes part of the Prospectus.

         (b) One of the following documents: (i) the Company's annual report to shareholders for its latest fiscal year, (ii) the Company's annual report on Form 10-K, or (iii) the latest prospectus filed by the Company with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933.

         (c) Any report, proxy statement or other communication distributed to the Company's security holders generally. The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Garden Botanika, Inc., 8624 154th Avenue N.E., Redmond, Washington 98052, Attention: General Counsel. The Company's telephone number at that location is (206) 881-9603. .

================================================================================

         No dealer, salesperson or other individual has been authorized to give any information make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitations. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                              --------------------


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information   .................................................     2
Risk Factors ............................................................     3
Selling Shareholders ....................................................     8
Use of Proceeds .........................................................     9
Plan of Distribution ....................................................     9
Price Range of Shares and Distribution
                 History ................................................     9
Liability and Indemnification of Officers
                 and Directors of the Company ...........................     9
Legal Matters ...........................................................    10
Experts .................................................................    10
Documents Incorporated by Reference .....................................    10

================================================================================

                                  7,043 SHARES


                               [GARDEN BOTANIKA LOGO]


                              GARDEN BOTANIKA, INC.


                                  COMMON STOCK


                               ------------------

                                   PROSPECTUS

                               ------------------


                                 July 22, 1996


================================================================================

                                    PART II

                    INFORMATION REQUIRED IN THE REGISTRATION
                                    STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed or to be filed with the Commission by the Registrant are incorporated by reference in this registration statement.

         (a) The Registrant's Registration Statement on Form S-1, as amended; the Registrant's final prospectus dated May 22, 1996 and filed under Rule 424 in relation thereto; and the Registrant's Quarterly Report on Form 10-Q for the quarter ended May 4, 1996, filed with the Commission pursuant to
                  Section 13(a) of the Exchange Act of 1934, as amended (the "Exchange Act").

         (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Form 10-Q referred to in (a) above.

         (c) The description of the Registrant's Common Stock contained in a registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the common stock pursuant to the Plans described herein shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not Applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

None

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Washington Business Corporation Act (Sections 23B.08.500 through 23B.08.600 of the Revised Code of Washington) authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article IX of the Registrant's Bylaws provides for such indemnification of its directors, officers, employees and other agents.

The Washington Business Corporation Act includes a provision (Section 23B.08.320 of the Revised Code of Washington) that permits a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for his acts or omissions as a director, except for those acts or omissions involving intentional misconduct or a knowing violation of law, certain unlawful distributions or a transaction whereby the director received a personal benefit to which he was not legally entitled. Article 13 of the Registrant's Restated Articles of Incorporation contains provisions implementing, to the full extent, the allowed limitations on a director's liabilities to the Registrant or its shareholders.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

ITEM 8.  EXHIBITS.


Exhibit Number      Exhibit
- --------------      -------

     5.1           Opinion of Heller, Ehrman, White & McAuliffe

     10.1 Garden Botanika, Inc. 1992 Combined Incentive and Nonqualified Stock Option Plan, Amended and Restated as of May 21, 1996

     10.2 Option and Severance Agreement by and between Garden Botanika, Inc. and John Garruto dated October 30, 1995

     10.3 Garden Botanika, Inc. 1996 Directors' Nonqualified Stock Option Plan, Restated as of May 21, 1996

     23.1          Consent of Heller, Ehrman, White & McAuliffe (See Exhibit
                   5.1)

     23.2          Consent of Arthur Andersen LLP, Independent Auditors

     24            Power of Attorney (See page II-4 of this Registration
                   Statement)



ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i)   To include any prospectus required by Section 10(a)
(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on July 22, 1996.

                                    GARDEN BOTANIKA, INC.


                                    By:  /s/ Michael W. Luce
                                         ------------------------------------
                                         Michael W. Luce, President and Chief
                                         Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Michael W. Luce and Myron E. Kirkpatrick, or either of them, his true and lawful attorney-in-fact and agent, with the power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and his agent or his substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

            Signature                                 Title                                           Date
            ---------                                 -----                                           ----
/s/Michael W. Luce                           President and Chief Executive Officer           July 22, 1996
- --------------------------------             (Principal Executive Officer)
Michael W. Luce


/s/Myron E. Kirkpatrick                      Vice President-Finance and Treasurer            July 22, 1996
- -------------------------------              (Principal Financial Officer and Principal
Myron E. Kirkpatrick                         Accounting Officer)


/s/Damon H. Ball                             Director                                        July 22, 1996
- -------------------------------
Damon H. Ball


/s/Jeffrey H. Brotman                        Director                                        July 22, 1996
- -------------------------------
Jeffrey H. Brotman


/s/David A. Ederer                           Director                                        July 22, 1996
- -------------------------------
David A. Ederer


/s/Gerald R. Gallagher                       Director                                        July 22, 1996
- -------------------------------


/s/William B. Randall                        Director                                        July 22, 1996
- -------------------------------
William B. Randall


/s/Dale J. Vogel                             Director                                        July 22, 1996
- -------------------------------
Dale J. Vogel

                                  EXHIBIT INDEX


                                                                                     Sequential Page
Exhibit Number    Exhibit                                                            No.
- --------------    -------                                                            ---------------
      5.1         Opinion of Heller, Ehrman, White & McAuliffe

      10.1        Garden Botanika, Inc. 1992 Combined Incentive and Nonqualified
                  Stock Option Plan, Amended and Restated as of May 21, 1996

      10.2        Option and Severance Agreement by and between Garden Botanika,
                  Inc. and John Garruto dated October 30, 1995

      10.3        Garden Botanika, Inc. 1996 Directors' Nonqualified Stock
                  Option Plan, Restated as of May 21, 1996


      23.2        Consent of Arthur Andersen LLP, Independent Auditors

      24          Power of Attorney (See page II-4 of this Registration
                  Statement)